Exhibit 10.2

FIRST AMENDMENT TO THE
DELUXE CORPORATION 2008 STOCK INCENTIVE PLAN

The Deluxe Corporation 2008 Stock Incentive Plan (the “Plan”), as adopted by the Board of Directors of Deluxe Corporation (“Deluxe”) on February 20, 2008, and approved by the shareholders of Deluxe at the annual meeting held on April 30, 2008, is hereby amended as follows, pursuant to a resolution adopted by the Board of Directors on December 9, 2009, and the authority reserved by the Board of Directors in Section 8(a) of the Plan.

1. Section 6 of the Plan is amended by the addition of a new subsection 6(h) to read as follows:

“(h) Recoupment of Certain Awards. The provisions of this Section 6(h) shall apply to any Award granted in connection with a Performance Period commencing on or after January 1, 2010, to any Participant who is an officer subject to Section 16 of the 1934 Act at any time while the Award is outstanding. If the Committee determines that any portion of an Award is an “Excess Award”, as hereinafter defined, then, if such determination is made while the Award is still outstanding, it shall be reduced by the portion thereof that constitutes an Excess Award. If such determination is made after the Award has been exercised or settled, then all future payments (including deferred payments) to the Participant with respect to other Awards shall be offset until the amount of the Excess Award has been recouped, and the Committee may, in its reasonable discretion, arrange for the recoupment of such Excess Award by pursuing legal action against the Participant, by entering into an agreement with the Participant for the repayment of the Excess Award (or in the case of an Award settled by a transfer of Shares the return of such Shares and repayment to the Participant of any exercise price paid), or, to the extent permitted by applicable law, by offsetting any other amount owed to the Participant by Deluxe or any of its subsidiaries, or by any combination of the foregoing. For purposes of this Section 6(h), the term “Excess Award” shall mean the following, as determined by the Committee in its sole discretion:

(i)	In the case of a Performance Award, if Deluxe is required to issue a restatement of any financial statement filed with the Securities and Exchange Commission (other than a restatement due to a change in accounting policy) within twelve (12) months after the end of the performance period with respect to such Performance Award, and the Committee determines that the misconduct by a Participant was a significant contributing factor to such restatement, then all, or such portion as the Committee in its reasonable discretion determines to be appropriate, of any Award the value of which was affected by such financial statement, shall be an Excess Award. Without limiting the generality of the foregoing, in the case of an Award that is an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit the Committee may determine the portion of such Award that constitutes an Excess Award on the basis of its estimate of the effect on the value of the Shares resulting from such restatement, or the amount realized by the Participant from the sale of such Shares, or on any other basis that it determines to be appropriate.

(ii)	If any portion of an Option, Stock Appreciation Right, Restricted Stock, or Restricted Stock Unit is determined to be an Excess Award, then the portion of any Dividend Equivalent that is attributable to the Excess Award shall also be an Excess Award. If the Participant has received any Restricted Stock or Restricted Stock Units as a matching grant of a deferred incentive payment pursuant to Section 6.1 of the Annual Incentive Plan and such incentive payment is subsequently determined to be an Excess Award under the Annual Incentive Plan, then the portion of the Restricted Stock or Restricted Units that is attributable to the Excess Award shall also constitute an Excess Award. For purposes of reducing any Award pursuant to this Plan, the Committee may treat any amount determined to be an Excess Award under Section 6.4 of the Annual Incentive Plan as an Excess Award.”

IN WITNESS WHEREOF, Deluxe has caused this Amendment to be executed on its behalf this 9th day of December, 2009.

DELUXE CORPORATION

By: /s/ Anthony C. Scarfone
Senior Vice President,
General Counsel and Secretary